Exhibit 99

CONTACT:	Tom Marder
(301) 380-2553 thomas.marder@marriott.com

MARRIOTT INTERNATIONAL REPORTS FIRST QUARTER 2011 RESULTS

FIRST QUARTER HIGHLIGHTS

•	First quarter diluted earnings per share (EPS) totaled $0.26, an 18 percent increase over prior year results;

•	Total fee revenue increased 9 percent from the year-ago quarter to $279 million as a result of strong revenue per available room (REVPAR) and unit growth;

•	First quarter worldwide comparable systemwide REVPAR rose 6.5 percent using constant dollars. Average daily rate rose 3.0 percent using constant dollars;

•	North American comparable systemwide REVPAR rose 5.8 percent in the first quarter. For the calendar quarter, North American comparable systemwide REVPAR increased 6.8 percent;

•

At the end of the first quarter, the company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled more than 95,000 rooms, including nearly 39,000 rooms outside North America;

•

Over 14,200 rooms were added during the quarter, including 7,100 rooms to be branded AC Hotels by Marriott and 1,900 rooms converted from competitor brands. The company opened over 11,000 rooms in international markets;

•

Marriott repurchased 7.8 million shares of the company’s common stock for $300 million during the quarter. Year-to-date through April 19, 2011, the company repurchased 13.4 million shares for $493 million.

BETHESDA, MD – April 20, 2011 - Marriott International, Inc. (NYSE: MAR) today reported first quarter 2011 results, exceeding the company’s prior year results.

FIRST QUARTER 2011 RESULTS

First quarter 2011 net income totaled $101 million, a 22 percent increase compared to first quarter 2010 net income. Diluted EPS totaled $0.26, an 18 percent increase from diluted EPS in the year-ago quarter. On February 14, 2011, the company forecasted first quarter diluted EPS of $0.24 to $0.28.

J.W. Marriott, Jr., Marriott International chairman and chief executive officer, said, “We achieved strong financial results in the 2011 first quarter, benefiting from improved economic climates in most markets around the world, strong unit growth and continued operating efficiencies across our company.

“We are optimistic about the future. Overall business transient demand is very strong and corporate group demand is building. Our outstanding brands continue to lead in their respective market segments as reflected by our substantial REVPAR index premiums to competitor hotels.

“We have nearly 631,000 rooms in over 3,600 hotels around the world and we continue to attract new hotel owners and developers. We expect to open approximately 35,000 new rooms in 2011 alone, or over one-third of our worldwide development pipeline of 95,000 rooms. We are already off to a great start with the addition of 68 AC Hotels with over 7,100 rooms joining our system in the quarter. We plan to launch the AC Hotels by Marriott brand on our booking channels next month. Our momentum continues as we recently opened the stunning Ritz-Carlton Hong Kong to rave reviews and announced plans to expand in India from 12 to 100 hotels across seven brands by 2015. Our investment grade balance sheet is in great shape and our significant cash flow enables us to invest to further improve efficiency, build our brands, and return cash to shareholders through share repurchases and dividends.”

For the 2011 first quarter, REVPAR for worldwide comparable systemwide properties increased 6.5 percent (a 6.6 percent increase using actual dollars).

Despite weak lodging demand in Bahrain and Egypt, international comparable systemwide REVPAR rose 11.2 percent (an 11.4 percent increase using actual dollars), including a 5.9 percent increase in average daily rate (a 6.0 percent increase using actual dollars) in the first quarter of 2011. Comparable systemwide constant dollar REVPAR rose 14.4 percent in the Caribbean and Latin America and increased 17.2 percent in the Asia Pacific market.

In North America, comparable systemwide REVPAR increased 5.8 percent in the first quarter of 2011, including a 2.4 percent increase in average daily rate. While our Washington, D.C. hotels reflected weaker demand associated with a shorter Congressional calendar and budget negotiations and New York was impacted by new supply, most North American markets reflected both strong demand increases and modest supply growth. REVPAR for comparable systemwide North American full-service and luxury hotels (including Marriott Hotels & Resorts, The Ritz-Carlton and Renaissance Hotels) increased 4.9 percent with a 3.0 percent increase in average daily rate. REVPAR for comparable systemwide North American limited-service hotels (including Courtyard, Residence Inn, SpringHill Suites, TownePlace Suites and Fairfield Inn & Suites) increased 6.5 percent in the first quarter with a 2.4 percent increase in average daily rate.

Calendar quarter REVPAR for North American comparable systemwide properties increased 6.8 percent. REVPAR for comparable systemwide North American full-service and luxury hotels (including Marriott Hotels & Resorts, The Ritz-Carlton and Renaissance Hotels) increased 6.5 percent for the calendar quarter.

Marriott added 100 new properties (14,203 rooms) to its worldwide lodging portfolio in the 2011 first quarter, including the newly renovated historic St. Pancras London Renaissance Hotel, the converted JW Marriott Cannes, the impressive 1,000-room JW Marriott Indianapolis and the first international EDITION hotel in Istanbul. During the quarter, 68 AC Hotels with over 7,100 rooms joined the system and should be branded AC Hotels by Marriott in May. Six properties (1,479 rooms) exited the system during the quarter. At quarter-end, the company’s lodging group encompassed 3,639 properties and timeshare resorts for a total of nearly 631,000 rooms.

The company’s worldwide pipeline of hotels under construction, awaiting conversion or approved for development totaled over 600 properties with more than 95,000 rooms at quarter-end.

MARRIOTT REVENUES totaled nearly $2.8 billion in the 2011 first quarter compared to over $2.6 billion for the first quarter of 2010. Base management and franchise fees rose 10 percent to

$237 million reflecting higher REVPAR and fees from new hotels. First quarter worldwide incentive management fees increased 5 percent to $42 million. In the first quarter, nearly 25 percent of company-managed hotels earned incentive management fees compared to 23 percent in the year-ago quarter.

Worldwide comparable company-operated house profit margins increased 30 basis points in the first quarter reflecting higher occupancy and rate increases, partially offset by higher incentive compensation. House profit margins for comparable company-operated properties outside North America increased 180 basis points and North American comparable company-operated house profit margins declined 30 basis points from the year-ago quarter. International hotel house profit margins benefited from very strong REVPAR growth in the first quarter while North American house profit margins were affected by the non-comparable New Year’s holiday, increased state unemployment tax rates, higher marketing and sales costs and the timing of property-level bonus accruals. For full year 2011, the company expects house profit margins to increase roughly 100 basis points in international markets and 100 to 150 basis points in North America.

Owned, leased, corporate housing and other revenue, net of direct expenses, increased $8 million in the 2011 first quarter, to $20 million, largely due to an increase in branding fee revenue, higher termination fees and improved operating results at owned and leased hotels.

In the first quarter, Marriott’s timeshare business remained focused on increasing the number of existing customers enrolled in its new points-based program. The program allows customers to purchase timeshare in smaller increments than the traditional one-week product and allows greater flexibility of use. Since the program launched in June 2010, over 64,000 existing owners have enrolled more than 123,000 weeks in the points program, continuing to exceed the company’s expectations. Contract sales to existing owners represented more than 61 percent of sales in the quarter compared to 48 percent in the year-ago quarter. While sales to existing customers were strong, with fewer sales to new customers year-over-year and a lower average contract price, first quarter adjusted Timeshare segment contract sales declined $27 million to $145 million (excluding a $1 million reversal of an allowance for fractional contract cancellations recorded in a prior period). In the prior year’s quarter, Timeshare adjusted segment contract sales totaled $172 million (excluding an $8 million allowance for fractional and residential contract cancellations).

In the first quarter, Timeshare sales and services revenue totaled $276 million and, net of expenses, totaled $51 million for the quarter. First quarter 2010 Timeshare sales and services revenue totaled $285 million and, net of direct expenses, totaled $50 million.

Timeshare segment results include Timeshare sales and services revenue, net of direct expenses, as well as base management fees, equity in earnings (losses), interest expense and general, administrative and other expenses associated with the timeshare business. Timeshare segment results for the 2011 first quarter totaled $35 million and included $12 million of interest expense related to the consolidation of securitized Timeshare notes. In the prior year quarter, Timeshare segment results totaled $26 million and included $14 million of interest expense related to the consolidation of securitized Timeshare notes.

First quarter 2011 Timeshare segment results increased from the year-ago quarter largely due to the $5 million decrease in losses for a residential and fractional joint venture and the $2 million decrease in interest expense as a result of lower interest rates and lower outstanding debt obligations related to previously securitized notes receivable.

GENERAL, ADMINISTRATIVE and OTHER expenses for the 2011 first quarter increased 15 percent to $159 million, compared to expenses of $138 million in the year-ago quarter. The increase in expenses reflected $7 million of higher incentive compensation costs, which are largely related to timing, the absence of $8 million in prior year favorable items noted below, as well as higher costs in international markets and increased brand investments. The 2010 first quarter benefited from $6 million in guarantee reserve reversals and the collection of $2 million of receivables previously reserved.

GAINS AND OTHER INCOME totaled $2 million primarily reflecting net gains on the sale of real estate compared to $1 million in the prior year.

INTEREST EXPENSE decreased $4 million to $41 million in the first quarter, primarily due to lower total debt balances.

EQUITY IN EARNINGS (LOSSES) totaled a $4 million loss in the quarter compared to an $11 million loss in the year-ago quarter. The 2010 quarter included a $3 million cancellation reserve at one Timeshare joint venture and impairment charges of $3 million associated with two investments.

Earnings before Interest Expense, Taxes, Depreciation and Amortization (EBITDA)

EBITDA totaled $234 million in the 2011 first quarter, a 6 percent increase over EBITDA of $221 million in the year-ago quarter. EBITDA for the Timeshare segment increased 8 percent to $54 million in the 2011 first quarter. See pages A-6 and A-7 for the EBITDA calculations.

BALANCE SHEET

At the end of the first quarter 2011, total debt was $2,857 million, including $42 million of outstanding commercial paper, and cash balances totaled $144 million, compared to $2,829 million in debt and $505 million of cash at year-end 2010.

COMMON STOCK

Weighted average fully diluted shares outstanding used to calculate diluted EPS totaled 381.8 million in the 2011 first quarter compared to 373.3 million in the year-ago quarter.

The company repurchased 7.8 million shares of common stock in the first quarter of 2011 at a cost of $300 million. Year-to-date through April 19, 2011, Marriott repurchased 13.4 million shares of its stock for $493 million. The remaining share repurchase authorization, as of April 19, 2011, totaled 10.5 million shares.

SECOND QUARTER 2011 OUTLOOK

For the second quarter, the company assumes comparable systemwide REVPAR on a constant dollar basis will increase 6 to 8 percent in North America, 5 to 7 percent outside North America and 6 to 8 percent worldwide. Excluding the Middle East and Japan markets, the company expects comparable systemwide REVPAR on a constant dollar basis to increase 8 to 10 percent outside North America in the second quarter.

The company assumes second quarter 2011 Timeshare contract sales will total $150 million to $160 million and Timeshare sales and services revenue, net of direct expenses, will total approximately $50 million to $55 million. With these assumptions, Timeshare segment results for the second quarter, including interest expense associated with securitized notes, are expected to total $35 million to $40 million.

For the 2011 second quarter, the company expects general and administrative costs to total $165 million to $170 million reflecting higher year-over-year workout and legal costs, as well as higher costs in international growth markets.

2011 OUTLOOK

The company’s 2011 second quarter and full year guidance assumes that the spin-off of the Timeshare segment does not occur in the current year and does not include pro forma adjustments or transaction expenses.

For the full year 2011, the company expects a strong pricing environment. The company assumes full year 2011 systemwide REVPAR on a constant dollar basis will increase 6 to 8 percent in North America, 5 to 7 percent outside North America and 6 to 8 percent worldwide. Excluding the Middle East and Japan markets, the company expects comparable systemwide REVPAR on a constant dollar basis to increase 6 to 8 percent outside North America.

The company expects to add approximately 35,000 rooms in 2011 as most hotels expected to open are already under construction or undergoing conversion from other brands. Given these assumptions, full year 2011 fee revenue could total $1,305 million to $1,335 million. Compared to full year guidance issued in February 2011, the company expects stronger growth in fee revenue in Asia and weaker fees in the Middle East.

Owned, leased, corporate housing and other revenue, net of direct expense, could total $115 million to $125 million. Compared to full year guidance issued in February 2011, the company expects stronger performance at European owned and leased hotels and higher termination fees, offset by a $10 million decline in results in Japan.

The company estimates that, on a full year basis, one point of worldwide systemwide REVPAR impacts total fees by approximately $15 million pretax and owned, leased, corporate housing and other revenue, net of direct expense, by approximately $5 million pretax.

The company expects 2011 Timeshare contract sales to be slightly below 2010 adjusted levels and timeshare sales and services revenue, net of direct expenses, to total $215 million to $225 million, $15 million higher than prior guidance largely due to improved rental revenue.

The company expects its 2011 general and administrative costs to increase 5 to 7 percent over 2010 adjusted levels reflecting anticipated increased spending for brand initiatives and higher workout costs, as well as higher costs in international growth markets.

Compared to prior guidance, the company expects higher net interest expense due to lower capitalized interest and lower interest income as a result of an expected loan repayment. All in all, the company continues to expect full year 2011 diluted EPS of $1.35 to $1.45.

	Second Quarter 2011	Full Year 2011

Total fee revenue	$320 million to $330 million	$1,305 million to $1,335 million

Owned, leased, corporate housing and other revenue, net of direct expenses	$25 million to $30 million	$115 million to $125 million

Timeshare sales and services revenue, net of direct expenses	$50 million to $55 million	$215 million to $225 million

General, administrative and other expenses	$165 million to $170 million	$705 million to $715 million

Operating income	$225 million to $250 million	$920 million to $980 million

Gains and other income	Approx $2 million	Approx $10 million

Net interest expense[1]	Approx $35 million	Approx $160 million

Equity in earnings (losses)	Approx $0	Approx ($10) million

Earnings per share	$0.34 to $0.38	$1.35 to $1.45

Tax rate		34.0 percent
[1]	Net of interest income

The company expects investment spending in 2011 will total approximately $500 million to $700 million, including $50 million to $100 million for maintenance capital spending. Investment spending will also include other capital expenditures (including property acquisitions), new mezzanine financing and mortgage notes, contract acquisition costs, and equity and other investments.

Based upon the assumptions above, the company expects full year 2011 EBITDA to total $1,155 million to $1,215 million, an 11 to 16 percent increase over the prior year’s adjusted EBITDA. Adjusted EBITDA for full year 2010 totaled $1,044 million and is shown on page A-8.

Marriott continues to expect to spin off its timeshare operations and development business as a new independent company through a special tax-free dividend to Marriott International shareholders in late 2011. While all terms of the transaction are not yet complete, post spin-off, the company expects the new timeshare company will pay a franchise fee to Marriott International totaling approximately 2 percent of developer contract sales plus a flat $50 million annually for use of Marriott’s brands. The franchise fee is also expected to include a periodic inflation adjustment.

At the end of the 2011 first quarter, Timeshare segment assets totaled $3.2 billion and non-recourse debt associated with securitized notes receivables totaled nearly $950 million. The company expects to transfer its Timeshare segment’s assets and the non-recourse debt to the new timeshare company at the time of the spin-off.

Marriott International, Inc. (NYSE:MAR) will conduct its quarterly earnings review for the investment community and news media on Thursday, April 21, 2011 at 10 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click the “Recent and Upcoming Events” tab and click on the quarterly conference call link. A replay will be available at that same website until April 21, 2012.

The telephone dial-in number for the conference call is 706-679-3455 and the conference ID is 48919629. A telephone replay of the conference call will be available from 1 p.m. ET, Thursday, April 21, 2011 until 8 p.m. ET, Thursday, April 28, 2011. To access the replay, call 706-645-9291. The reservation number for the recording is 48919629.

Note on forward-looking statements: This press release and accompanying schedules contain “forward-looking statements” within the meaning of federal securities laws, including statements concerning the timing and terms of the planned spin-off of our timeshare operations and development business; REVPAR, profit margin and earnings trends, estimates and assumptions; the number of lodging properties we expect to add in the future; our expectations about investment spending and share repurchases; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, including those we identify below and other risk factors that we identify in our most recent annual report on Form 10-K or quarterly report on Form 10-Q. Risks that could affect forward-looking statements in this press release include changes in market conditions; the continuation and pace of the economic recovery; supply and demand changes for hotel rooms, corporate housing and our timeshare products; competitive conditions in the lodging industry; relationships with clients and property owners; the availability of capital to finance hotel growth and refurbishment; and unanticipated developments that prevent, delay, alter the terms of, or otherwise negatively affect the planned spin-off of our Timeshare segment. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release. We make these forward-looking statements as of April 20, 2011. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 3,600 lodging properties in 71 countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, EDITION, Autograph Collection, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn & Suites, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, The Ritz-Carlton Destination Club, and Grand Residences by Marriott brands; licenses and manages whole-ownership residential brands, including The Ritz-Carlton Residences, JW Marriott Residences and Marriott Residences; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Maryland, USA, and had approximately 129,000 employees at 2010 year-end. It is ranked by FORTUNE as the lodging industry’s most admired company and one of the best companies to work for. In fiscal year 2010, Marriott International reported sales from continuing operations of nearly $12 billion. For more information or reservations, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com.

IRPR#1

Tables follow

MARRIOTT INTERNATIONAL, INC.

PRESS RELEASE SCHEDULES

QUARTER 1, 2011

TABLE OF CONTENTS

Consolidated Statements of Income	A-1

Total Lodging Products	A-2

Key Lodging Statistics	A-3

Timeshare Segment	A-5

EBITDA and Adjusted EBITDA	A-6

First Quarter 2011 and First Quarter 2010 EBITDA for Timeshare Segment	A-7

Full Year 2011 EBITDA Forecast	A-8

Non-GAAP Financial Measures	A-9

MARRIOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share amounts)

	12 Weeks Ended March 25, 2011	12 Weeks Ended March 26, 2010	Percent Better/ (Worse)
REVENUES
Base management fees	$134	$125	7
Franchise fees	103	91	13
Incentive management fees	42	40	5
Owned, leased, corporate housing and other revenue [1]	224	229	(2)
Timeshare sales and services [2]	276	285	(3)
Cost reimbursements [3]	1,999	1,860	7

Total Revenues	2,778	2,630	6

OPERATING COSTS AND EXPENSES
Owned, leased and corporate housing - direct [4]	204	217	6
Timeshare - direct	225	235	4
Reimbursed costs	1,999	1,860	(7)
General, administrative and other [5]	159	138	(15)

Total Expenses	2,587	2,450	(6)

OPERATING INCOME	191	180	6
Gains and other income [6]	2	1	100
Interest expense	(41)	(45)	9
Interest income	4	4	—
Equity in losses [7]	(4)	(11)	64

INCOME BEFORE INCOME TAXES	152	129	18
Provision for income taxes	(51)	(46)	(11)

NET INCOME	$101	$83	22

EARNINGS PER SHARE - Basic
Earnings per share	$0.27	$0.23	17

EARNINGS PER SHARE - Diluted
Earnings per share	$0.26	$0.22	18

Basic Shares	367.1	359.4
Diluted Shares	381.8	373.3

[1]	–	Owned, leased, corporate housing and other revenue includes revenue from the properties we own or lease, revenue from our corporate housing business, termination fees, branding fees and other revenue.
[2]	–	Timeshare sales and services includes total timeshare revenue except for base management fees and cost reimbursements.
[3]	–	Cost reimbursements include reimbursements from properties for Marriott-funded operating expenses.
[4]	–	Owned, leased and corporate housing - direct expenses include operating expenses related to our owned or leased hotels, including lease payments, pre-opening expenses and depreciation, plus expenses related to our corporate housing business.
[5]	–	General, administrative and other expenses include the overhead costs allocated to our segments, and our corporate overhead costs and general expenses.
[6]	–	Gains and other income includes gains and losses on: the sale of real estate, note sales or repayments (except timeshare note securitizations), the sale of joint ventures and investments; and debt extinguishments, as well as income from cost method joint ventures.
[7]	–	Equity in losses includes our equity in losses of unconsolidated equity method joint ventures.

MARRIOTT INTERNATIONAL, INC.

TOTAL LODGING PRODUCTS 1

	Number of Properties			Number of Rooms/Suites
Brand	March 25, 2011	March 26, 2010	vs. March 26, 2010	March 25, 2011	March 26, 2010	vs. March 26, 2010
Domestic Full-Service
Marriott Hotels & Resorts	356	356	—	143,876	142,282	1,594
Renaissance Hotels	80	79	1	28,892	28,914	(22)
Autograph Collection	14	2	12	3,954	242	3,712
Domestic Limited-Service
Courtyard	798	775	23	112,041	108,858	3,183
Fairfield Inn & Suites	648	632	16	58,542	56,948	1,594
SpringHill Suites	273	260	13	31,961	30,484	1,477
Residence Inn	597	588	9	72,030	70,723	1,307
TownePlace Suites	193	187	6	19,409	18,759	650
International
Marriott Hotels & Resorts	199	194	5	61,338	59,641	1,697
Renaissance Hotels	71	66	5	23,297	21,992	1,305
Courtyard	102	93	9	20,258	18,185	2,073
Fairfield Inn & Suites	10	9	1	1,235	1,109	126
SpringHill Suites	1	1	—	124	124	—
Residence Inn	18	17	1	2,559	2,418	141
TownePlace Suites	1	—	1	105	—	105
Marriott Executive Apartments	23	23	—	3,775	3,903	(128)
Luxury
The Ritz-Carlton - Domestic	39	40	(1)	11,587	12,120	(533)
The Ritz-Carlton - International	36	34	2	10,941	10,171	770
Bulgari Hotels & Resorts	2	2	—	117	117	—
Edition	2	—	2	431	—	431
The Ritz-Carlton Residential	29	26	3	3,309	2,669	640
The Ritz-Carlton Serviced Apartments	4	3	1	579	458	121
Unconsolidated Joint Ventures [2]
AC Hotels by Marriott	68	—	68	7,143	—	7,143
Autograph Collection	4	—	4	278	—	278
Timeshare [3]
Marriott Vacation Club [4]	53	53	—	12,000	11,874	126
The Ritz-Carlton Destination Club	10	9	1	491	464	27
The Ritz-Carlton Residences	4	4	—	238	238	—
Grand Residences by Marriott - Fractional	2	2	—	248	248	—
Grand Residences by Marriott - Residential	2	2	—	68	68	—

Sub Total Timeshare	71	70	1	13,045	12,892	153

Total	3,639	3,457	182	630,826	603,009	27,817

Number of Timeshare Interval, Fractional and Residential Resorts

	Total Properties [3]	Properties in Active Sales [5]
100% Company-Developed
Marriott Vacation Club [4]	53	27
The Ritz-Carlton Destination Club and Residences	12	9
Grand Residences by Marriott and Residences	4	3
Joint Ventures
The Ritz-Carlton Destination Club and Residences	2	2

Total	71	41

[1]	Total Lodging Products excludes the 1,984 and 1,781 corporate housing rental units as of March 25, 2011 and March 26, 2010, respectively.

[2]

These hotels are currently operated or franchised as AC Hotels as part of the joint venture with AC Hoteles, S.A. and will be rebranded Autograph or AC Hotels by Marriott, as applicable, during the next few months once they have been fully integrated with Marriott’s systems.

[3]	Includes products that are in active sales as well as those that are sold out. Residential products are included once they possess a certificate of occupancy.
[4]	Marriott Vacation Club includes Horizons by Marriott Vacation Club products that were previously reported separately.
[5]	Products in active sales may not be ready for occupancy.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Constant $

Comparable Company-Operated International Properties1

	Two Months Ended February 28, 2011 and February 28, 2010
	REVPAR		Occupancy		Average Daily Rate
Region	2011	vs. 2010	2011	vs. 2010	2011	vs. 2010
Caribbean & Latin America	$146.49	9.7%	74.8%	3.5% pts.	$195.87	4.6%
Europe	$98.73	7.1%	61.9%	0.6% pts.	$159.47	6.1%
Middle East & Africa	$92.52	3.5%	58.0%	-6.3% pts.	$159.60	14.7%
Asia Pacific	$83.96	22.2%	63.6%	8.5% pts.	$132.06	5.8%
Regional Composite[2]	$99.81	10.8%	63.7%	2.7% pts.	$156.68	6.0%
International Luxury[3]	$205.42	12.3%	63.0%	3.7% pts.	$325.87	5.8%
Total International[4]	$112.79	11.1%	63.6%	2.8% pts.	$177.29	6.1%
Worldwide[5]	$100.65	6.2%	65.4%	1.2% pts.	$153.95	4.2%

Comparable Systemwide International Properties1

	Two Months Ended February 28, 2011 and February 28, 2010
	REVPAR		Occupancy		Average Daily Rate
Region	2011	vs. 2010	2011	vs. 2010	2011	vs. 2010
Caribbean & Latin America	$125.75	14.4%	69.3%	3.7% pts.	$181.50	8.3%
Europe	$93.89	7.2%	60.4%	1.2% pts.	$155.44	5.0%
Middle East & Africa	$89.44	5.4%	58.0%	-4.1% pts.	$154.23	12.9%
Asia Pacific	$89.23	17.2%	63.8%	7.4% pts.	$139.82	3.7%
Regional Composite[2]	$97.32	11.0%	62.6%	3.0% pts.	$155.41	5.8%
International Luxury[3]	$205.42	12.3%	63.0%	3.7% pts.	$325.87	5.8%
Total International[4]	$107.96	11.2%	62.7%	3.0% pts.	$172.28	5.9%
Worldwide[5]	$83.29	6.5%	64.6%	2.1% pts.	$128.91	3.0%

[1]

We report financial results on a period basis and international statistics on a monthly basis. Statistics are in constant dollars for January through February. International includes properties located outside the United States and Canada, except for Worldwide which includes the United States.

[2]	Regional information includes the Marriott Hotels & Resorts, Renaissance Hotels and Courtyard brands.
[3]	International Luxury includes The Ritz-Carlton properties outside of the United States and Canada and Bulgari Hotels & Resorts.
[4]	Includes Regional Composite and International Luxury.
[5]

Includes international statistics for the two calendar months ended February 28, 2011 and February 28, 2010, and the United States statistics for the twelve weeks ended March 25, 2011 and March 26, 2010. Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Bulgari Hotels & Resorts, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

KEY LODGING STATISTICS

Comparable Company-Operated North American Properties1

	Twelve Weeks Ended March 25, 2011 and March 26, 2010
	REVPAR		Occupancy		Average Daily Rate
Brand	2011	vs. 2010	2011	vs. 2010	2011	vs. 2010
Marriott Hotels & Resorts	$109.17	3.6%	66.9%	-0.5% pts.	$163.17	4.4%
Renaissance Hotels	$107.45	6.6%	66.1%	1.5% pts.	$162.49	4.3%
Composite North American Full-Service[2]	$108.85	4.1%	66.8%	-0.2% pts.	$163.05	4.4%
The Ritz-Carlton[3]	$212.81	6.9%	67.3%	2.6% pts.	$316.29	2.8%
Composite North American Full-Service & Luxury[4]	$117.35	4.5%	66.8%	0.1% pts.	$175.68	4.4%
Residence Inn	$82.71	3.5%	70.8%	1.2% pts.	$116.89	1.8%
Courtyard	$68.92	5.5%	62.3%	1.8% pts.	$110.57	2.5%
TownePlace Suites	$46.84	8.1%	62.4%	4.4% pts.	$75.02	0.5%
SpringHill Suites	$65.41	11.1%	62.2%	2.6% pts.	$105.09	6.5%
Composite North American Limited-Service[5]	$71.11	5.3%	64.6%	1.7% pts.	$110.02	2.5%
Composite - All[6]	$97.33	4.8%	65.9%	0.8% pts.	$147.79	3.5%

Comparable Systemwide North American Properties[1]

	Twelve Weeks Ended March 25, 2011 and March 26, 2010
	REVPAR		Occupancy		Average Daily Rate
Brand	2011	vs. 2010	2011	vs. 2010	2011	vs. 2010
Marriott Hotels & Resorts	$96.74	4.3%	65.3%	1.1% pts.	$148.20	2.6%
Renaissance Hotels	$96.70	6.8%	65.4%	1.5% pts.	$147.76	4.3%
Composite North American Full-Service[2]	$96.73	4.7%	65.3%	1.2% pts.	$148.12	2.9%
The Ritz-Carlton[3]	$212.81	6.9%	67.3%	2.6% pts.	$316.29	2.8%
Composite North American Full-Service & Luxury[4]	$102.27	4.9%	65.4%	1.2% pts.	$156.37	3.0%
Residence Inn	$81.32	4.9%	71.9%	1.8% pts.	$113.08	2.2%
Courtyard	$70.09	5.6%	62.8%	1.8% pts.	$111.57	2.5%
Fairfield Inn & Suites	$50.69	8.9%	58.6%	2.9% pts.	$86.46	3.5%
TownePlace Suites	$54.44	11.2%	66.0%	5.4% pts.	$82.53	2.0%
SpringHill Suites	$62.68	9.4%	63.6%	3.9% pts.	$98.59	2.7%
Composite North American Limited-Service[5]	$67.26	6.5%	64.6%	2.5% pts.	$104.19	2.4%
Composite - All[6]	$80.11	5.8%	64.9%	2.0% pts.	$123.51	2.4%

[1]	Statistics include only properties located in the United States.
[2]	Includes the Marriott Hotels & Resorts and Renaissance Hotels brands.
[3]	Statistics for The Ritz-Carlton are for January through February.
[4]	Includes the Marriott Hotels & Resorts, Renaissance Hotels and The Ritz-Carlton brands.
[5]	Includes the Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites and SpringHill Suites brands.
[6]	Includes the Marriott Hotels & Resorts, Renaissance Hotels, The Ritz-Carlton, Residence Inn, Courtyard, Fairfield Inn & Suites, TownePlace Suites, and SpringHill Suites brands.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

($ in millions)

	12 Weeks Ended March 25, 2011	12 Weeks Ended March 26, 2010	Percent Better/(Worse)
Segment Revenues
Base management fees [1]	$13	$12	8
Sales and services revenue
Development	143	147	(3)
Services	88	83	6
Financing revenue
Interest income - non-securitized notes	7	9	(22)
Interest income - securitized notes	32	36	(11)
Other financing revenue	1	2	(50)

Total financing revenue	40	47	(15)
Other revenue	5	8	(38)

Total sales and services revenue	276	285	(3)
Cost reimbursements[1]	69	63	10

Segment revenues	$358	$360	(1)

Segment Results
Base management fees [1]	$13	$12	8
Timeshare sales and services, net	51	50	2
General, administrative and other expense	(17)	(17)	—
Equity in earnings (losses)	—	(5)	100
Interest expense	(12)	(14)	14

Segment results	$35	$26	35

Contract Sales
Company:
Timeshare	$131	$151	(13)
Fractional	10	8	25
Residential	1	4	(75)

Total company	142	163	(13)
Joint ventures:
Timeshare	—	—	—
Fractional	4	1	300
Residential	—	—	—

Total joint ventures	4	1	300

Total contract sales [2,3]	$146	$164	(11)

[1]

In 2011, we changed the management reporting structure for lodging properties located in Hawaii. Some base management fees we previously recognized under our International lodging segment we now recognize under our Timeshare segment. For comparability, we have reclassified prior year Timeshare segment revenues and segment results to reflect these changes. These reclassifications only impacted certain segment reporting (including the Timeshare segment) and did not change total consolidated revenue, operating income, or net income.

[2]

For the 12 Weeks Ended March 25, 2011 includes fractional contract cancellation allowance reversal of $1 million. Contract sales for the 2011 first quarter were $145 million before the project specific contract cancellation allowance reversal.

[3]

For the 12 Weeks Ended March 26, 2010 includes fractional and residential contract cancellation allowances of ($4) million and ($4) million, respectively. Contract sales for the 2010 first quarter were $172 million before project specific contract cancellation allowances.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA AND ADJUSTED EBITDA

($ in millions)

	Fiscal Year 2011
	First Quarter
Net Income	$101
Interest expense	41
Tax provision	51
Depreciation and amortization	35
Less: Depreciation reimbursed by third-party owners	(4)
Interest expense from unconsolidated joint ventures	4
Depreciation and amortization from unconsolidated joint ventures	6

EBITDA **	$234

Increase over 2010 Adjusted EBITDA	6%

	Fiscal Year 2010
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net Income	$83	$119	$83	$173	$458
Interest expense	45	44	41	50	180
Tax provision (benefit)	46	65	45	(63)	93
Depreciation and amortization	39	42	40	57	178
Less: Depreciation reimbursed by third-party owners	(3)	(3)	(2)	(3)	(11)
Interest expense from unconsolidated joint ventures	5	5	6	3	19
Depreciation and amortization from unconsolidated joint ventures	6	6	7	8	27

EBITDA **	221	278	220	225	944

Other charges
Impairment of investments and other	—	—	—	100	100

Total other charges	—	—	—	100	100

Adjusted EBITDA **	$221	$278	$220	$325	$1,044

**	Denotes non-GAAP financial measures. Please see page A-9 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA FOR TIMESHARE SEGMENT

FIRST QUARTER 2011 AND 2010

($ in millions)

	First Quarter 2011	First Quarter 2010	Increase over 2010 EBITDA
Timeshare Segment Results [1]	$35	$26
Interest expense	12	14
Tax provision [2]	—	—
Depreciation and amortization	7	8
Less: Depreciation reimbursed by third-party owners	—	—
Interest expense from unconsolidated joint ventures	—	2
Depreciation and amortization from unconsolidated joint ventures	—	—

Timeshare Segment EBITDA **	$54	$50	8%

[1]

In 2011, we changed the management reporting structure for lodging properties located in Hawaii. Some base management fees we previously recognized under our International lodging segment we now recognize under our Timeshare segment. For comparability, we have reclassified prior year Timeshare segment results to reflect these changes. These reclassifications only impacted certain segment reporting (including the Timeshare segment) and did not change total consolidated revenue, operating income, or net income.

[2]	Income taxes are not allocated to segment results.
**	Denotes non-GAAP financial measures. Please see page A-9 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

EBITDA

FORECASTED 2011

($ in millions)

	Range
	Estimated EBITDA Full Year 2011
Net Income	$502	$541
Interest expense	180	180
Tax provision	258	279
Depreciation and amortization	180	180
Less: Depreciation reimbursed by third-party owners	(15)	(15)
Interest expense from unconsolidated joint ventures	20	20
Depreciation and amortization from unconsolidated joint ventures	30	30

EBITDA **	$1,155	$1,215

**	Denotes non-GAAP financial measures. Please see page A-9 for additional information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.

NON-GAAP FINANCIAL MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not prescribed or authorized by United States generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the press release schedules (or other reconciliations identified below) reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to (identified by a double asterisk on the preceding pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, income from continuing operations, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Measures That Exclude Certain Charges. Management evaluates non-GAAP measures that exclude certain charges incurred in the 2010 fourth quarter because those non-GAAP measures allow for period-over-period comparisons of our on-going core operations before the impact of material charges. These non-GAAP measures also facilitate management’s comparison of results from our on-going operations before material charges with results from other lodging companies.

Certain Charges - Fourth Quarter 2010. We recorded net charges of $100 million in the 2010 fourth quarter which included an $84 million impairment charge associated with an internally developed software asset and a $27 million impairment charge associated with the anticipated disposition of a land parcel and a golf course. These charges were partially offset by an $11 million reversal recorded in the 2010 fourth quarter of a funding liability recorded in 2009. Due to the significant impact of the recent recession on hotel owner profitability, we agreed to absorb a portion of the cost of the software asset and recorded an $84 million impairment charge on the investment in the fourth quarter to reflect the expected unrecovered cost. We consider our core operations to encompass managing and franchising properties, and therefore we also consider the $27 million impairment charge associated with ancillary assets to be unrelated to our core operations. Except for the impairment charges totaling $27 million of which $13 million impacted our Timeshare Segment and $14 million impacted our North American Limited-Service segment, the rest of the other charges in 2010 were not allocated to any of our segments.

Earnings Before Interest, Taxes, Depreciation and Amortization. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) reflects earnings excluding the impact of interest expense, provision for income taxes, depreciation and amortization. Management considers EBITDA to be an indicator of operating performance because we use it to measure our ability to service debt, fund capital expenditures, and expand our business. We also use EBITDA, as do analysts, lenders, investors and others, to evaluate companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA also excludes depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Both EBITDA and Adjusted EBITDA (described below) exclude certain cash expenses that we are obligated to make.

Adjusted EBITDA. Management also evaluates Adjusted EBITDA as an indicator of operating performance. Adjusted EBITDA excludes the $100 million of net charges recorded in the 2010 fourth quarter for the reasons noted above under “Adjusted Measures That Exclude Certain Charges, Costs, and Other Expenses.”

Timeshare Segment EBITDA. Timeshare segment EBITDA reflects Timeshare segment results excluding the impact of interest expense, tax expense and depreciation and amortization. We do not allocate taxes to our Timeshare or other segments. Management uses this non-GAAP measure for the reasons noted previously under the “EBITDA” caption.

Estimated 2013 Cash Flow Available for Shareholders

See our “Events & Reconciliations” link at www.marriott.com/investor and then the “Presentation Materials PART 4” link under the “Marriott International’s 2010 Security Analyst Meeting” caption dated October 27, 2010 for information from our Analyst Conference on this non-GAAP financial measure.